                                                                                                            Exhibit99.1

FINAL

SIGA Technologies, Inc.
Investor Update Conference Call
Tuesday – May 8, 2007
11 a.m. EDT

Eric Rose:

Thank you, Eric.  Good morning everyone and welcome to the first investor update conference call hosted by SIGA Technologies.  We expect this to be the initiation of a series of conference calls that the Company will host in conjunction with its quarterly and annual results of operations.

With the initiation of our second human safety trial in mid-February, the Company has passed another milestone on the road to its first FDA approval, and we thought that our investors would appreciate the opportunity to hear more about our organization and our business plans.

Today’s call is being broadcast over this conference line and is also available via the web as noted in our press release.  It will be available after the call in a recorded format through the conference service and on our website, and a transcript of this call will be furnished to the SEC on Form 8-K.

With me on the line today is Tom Konatich, our Chief Financial Officer, and Dr. Dennis Hruby, our Chief Scientific Officer.

Before we begin our review of operations, I will ask Al Palombo of our investor relations firm, Cameron Associates, to read our disclaimer regarding forward-looking statements.

Al Palombo:

Thanks, Eric.

This morning’s conference call will include certain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products.  Forward-looking statements are based on management's estimates and assumptions, and are subject to uncertainties, many of which are beyond SIGA’s control.  Actual results may differ materially from those anticipated in any forward-looking statement.  Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (d) SIGA may not be able to secure funding from anticipated government contracts and grants, (e) SIGA may not be able to secure or enforce adequate legal protection, including patent protection for its products and (f) regulatory approval for SIGA’s products may require further or additional testing that will delay or prevent approval. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements made this morning, are set forth in SIGA's filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.  SIGA urges investors and security holders to read those documents free of charge at the Commission's website at www.sec.gov or obtain them from SIGA.  Forward-looking statements speak only as of the date they are made, and SIGA undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Finally, I need to say a word about the FDA approval process.  As you know, SIGA principal product is an unapproved drug.  As such, the FDA has strict rules regarding what can be said about the drug’s safety and effectiveness.  SIGA respects those rules, and nothing said today should be taken as a definitive claim regarding the safety and effectiveness of ST-246.

With that said, I will now turn the call back to Eric.

Eric Rose:

Thank you, Al.

This has been an exciting and eventful year for SIGA from a number of perspectives, and I am pleased to review with you our achievements in 2006 and some of the objectives we look to achieve in 2007.

Because this is our first conference call, I would like to take a moment to welcome those of you who are new to the SIGA Technologies story and briefly review what our Company does and some history.  I will also provide you with some background information on myself. Tom Konatich, our CFO, will provide a brief synopsis of our year-end financials and our overall economics, and Dr. Hruby, our Chief Scientific Officer, will give you an update on our progress with ST-246.  I will then provide some closing remarks regarding our business strategy and the competitive landscape.  At the end of the call, we will have some time for your questions.

With that said, let’s begin.

SIGA’s mission is to discover and develop effective, selective and safe oral anti-viral drugs directed at treating, preventing, and complementing vaccines for high-threat biowarfare agents.  Our goal is to lead the development and provision of these drugs domestically and throughout the world to assure leading-edge biodefense capability and to prevent and treat naturally occurring illness caused by the agents we target.

Our key milestones to date include the following:
1.	We have identified ST-246 as a potent orthopox anti-viral.
2.
We have established ST-246’s efficacy in preventing  orthopox virus infections in multiple small and large animal models.  We have also prevented  lethal mutant orthopox virus infections, and have prevented  smallpox itself, in a primate model.  We have successfully prevented  disease in an animal model regardless of the route of virus administration.

3.	We have observed in our ongoing human toxicology studies a remarkably low incidence of side effects or complications from ST-246.
4.	We have successfully completed single-dose human safety studies of ST-246, and are continuing our ongoing multi-dose safety trials so that we may finalize our recommended human dosing.

5.
We provided ST-246 through an emergency compassionate use process  to successfully treat a  critically ill child at the Comer Children’s Hospital in Chicago.  The child had eczema vaccinatum, which is a potentially lethal form of  vaccinia virus infection.  His illness led to multiple organ failure and he was apparently unresponsive to standard treatments.  The child’s vaccinia is now completely resolved, and he showed no sign of drug toxicity.

6.	We are continuing to make progress in the laboratory on our other anti-viral programs, including hemorrhagic fever illnesses and Ebola.

Having told you a little about where our Company is today, let me tell you a little about myself.  I have a long history of involvement with translational research and development efforts. For 13 years, I chaired the Department of Surgery at Columbia University, whose research efforts included the prior development of Bacitracin and Silvadene, and whose more recent contributions include crucial work in solid organ transplantation, artificial heart technology, cancer vaccines, and the discovery of the Receptor for Advanced Glycation End-Products (known as “RAGE”). Under my leadership, Columbia’s heart transplant and artificial circulatory support programs grew to be the largest in the nation. I co-founded TransTech Pharma, which licensed the RAGE technology and developed a family of RAGE antagonists now licensed to Pfizer.  As a SIGA board member since 2001, I have been working with Tom and Dennis for many years, and have been an active participant in formulating and implementing the strategy that brought us ST-246 and that continues to generate novel anti-virals in our earlier stage programs.

I’d like to hand over the call now to Tom Konatich, who will give you a brief financial overview.

Tom Konatich:

Thanks, Eric.  Before I review the information we reported in our year-end financial statements and the numbers we have announced today for the fiscal first quarter, I would like to provide you an overview of how our organization currently generates revenues and the basic economics of SIGA.

•
Since mid-2004, SIGA has been successful in financing a major portion of its product development through grants and contracts from a number of federal government agencies, including the National Institutes for Health and the Department of Defense.  We cooperate very closely with our governmental partners.  During the two years ending 12/31/06, we generated $15.8 million dollars in revenue from research grants and contracts with these agencies. The funding received represented 75% of the cash used in our operations over this two-year period. In addition to cash received under the grants and contracts, federal agencies have performed critical studies on our products at no cost to SIGA.  When considering SIGA’s financial resources, the value of these services should not be overlooked or underestimated.

•
During the second half of 2006, SIGA entered into contracts and received grants totaling 29.6 million dollars.  The funding from these grants and contracts began in the first quarter of the federal fiscal year, which started October 1, 2006 and will continue through September 30, 2009.

•
Using the resources provided by these close relationships with the federal government, we have made and will continue to make significant progress in the development of our smallpox antiviral, ST-246, and our other products with relatively little dilution to our shareholders compared to other companies in our market space.

•
We routinely apply for additional grants and contracts as we become aware of them and have several applications and proposals in the pipeline that we hope to secure.  We do not speculate on the probability of receipt of any additional grant funding, but we are hopeful, based on past experience, that we will receive additional commitments as we go forward.

•
We also raised 9.1 million dollars in a private placement in October 2006, and we received 4.3 million dollars in cash from the exercise of options and warrants in the fourth quarter of 2006. 3.1 million dollars of the funds received were used to repay bridge loans that were associated with the discontinued merger transaction. We ended the year with 10.6 million dollars in cash.

•	We do not have a capital raise planned at this time; but, if market conditions are favorable, we would consider raising additional funds.

In brief, the major highlights for the year ended December 31, 2006 were as follows:

•	Revenues, all from grants and contracts, totaled 7.3 million dollars.

•
S, G & A expenses totaled 4.6 million dollars, which is higher than the previous year’s as a result of approximately 1.3 million dollars in legal, accounting and consulting expenses that arose from the proposed merger.  There was also 500 thousand dollars of non-cash, share-based compensation expense.  Without those charges S, G & A expenses were only slightly increased from the prior year.

•	R&D expenses were 9.1 million dollars, which reflected increased activity on our lead drug candidate, ST-246.

•	As mentioned, our cash position at year-end 2006 was 10.6 million dollars.

For Q1 of 2007:

•	Revenue was 1.9 million dollars, compared to 1.4 million dollars for the prior year.

•	S, G & A expenses dropped slightly from 941 thousand dollars in 2006 to 877 thousand dollars this year.

•	R&D expenses increased to 2.65 million dollars in Q1 of 2007 from 1.66 million dollars last year. The increase was largely due to the costs associated with the clinical development of ST-246.

•	Cash on hand at the end of the quarter was 9.7 million dollars.

Now I’d like to turn the call over to Dr. Dennis Hruby, my colleague here at SIGA for over 9 years.  Dennis will provide you with an update on the testing of ST-246 and a quick overview of the general FDA process.

Dennis Hruby:

Thanks, Tom.

To begin, I’d like to give you a brief description of our drug development philosophy and in particular the progress we have made to date on ST-246.  I’d also like to clarify for our listeners the general parameters of an FDA approval process and how it relates to ST-246, as well as the other drug candidates in our pipeline.

SIGA is developing drugs to combat biothreat agents and emerging diseases.  We believe that disease agents like these require a new drug-development paradigm and the establishment of effective working relationships among SIGA, academic laboratories, and federal partners.  We are using a two-pronged approach to drug development: traditional high-throughput screening and rational drug design, with associated chemi-informatic capabilities.  Lead molecules are extensively characterized and optimized prior to initiating proof-of-concept animal efficacy trials.  The reasons for this are both the limited availability of appropriate animal models and the danger associated with conducting experiments in humans using deadly pathogens.

The FDA has also adapted to this new threat of bioterror.  In light of the fact that humans are unlikely to suffer from diseases like smallpox unless a bioterror incident occurs, the FDA has modified its usual requirements for human clinical testing.  SIGA must demonstrate that ST-246 is safe when given to healthy humans, and it must also show that ST-246 is effective in two different animal species that are likely to be good models for the progress of smallpox disease in humans, the so-called “two animal rule.”  This criteria will also apply to other antiviral drug candidates being developed for bio warfare applications.

We are currently focusing our efforts to develop antiviral drugs to prevent or treat diseases caused by the Category A viral biothreat agents.  These include smallpox and the hemorrhagic fever viruses: Ebola, Lassa Fever virus, and Junín.  Of note, the need for countermeasures against these agents was specifically mentioned in the “Implementation Plan” for biowarfare threats recently released by the U.S. Department of Health and Human Services.  In addition to SIGA’s ongoing development programs in this area, we have a discovery program in place that targets other important viral pathogens such as Rift Valley Fever and Dengue virus.  The intent is to enlarge and broaden the product portfolio as the later-stage products move towards approval and eventual marketing.

With regard to the hemorrhagic fever virus program, we are at an exciting juncture.  Lead candidates have been identified for treating Ebola, Lassa Fever, and Junín.  Each of these leads is moving into a proof-of-concept animal efficacy model this year.  While these are challenging models, and there are undoubtedly lead optimization and formulation issues to be addressed, we are hopeful that one or more of these programs will achieve the necessary milestones to advance to IND-enabling activities in the near future.

With regard to our lead smallpox antiviral, ST-246, we continue to aggressively advance this product towards licensure.  A summary of the program to date is as follows:

▪	In the laboratory, ST-246 has been shown to be an extremely potent and selective inhibitor of orthopoxvirus replication.
▪
ST-246 has been effective in multiple animal challenge models ranging from mice to non-human primates, protecting against all manifestations of the disease, including death.  Furthermore, the drug has shown virtually no toxicity in extensive animal testing.

▪
ST-246 is orally bioavailable with excellent pharmacokinetic properties.  In humans, its long serum half-life should support once-a-day oral dosing as a pill.  We believe that the availability of an effective oral therapeutic is essential to an adequate defense, and, we believe, no other oral therapeutic is as advanced in development as ST-246 or shows as much promise.

▪
We have successfully completed all needed pre-clinical development steps for ST-246 to be tested for safety in humans, although additional non-clinical work including finalizing commercial-scale manufacturing processes, safety and toxicology work, and additional animal efficacy studies are ongoing.

▪
As many of you know, the IND for ST-246 was reviewed and approved by the FDA in December 2005, and the FDA has designated the drug for “fast-track” status.  This designation insures we have regular and prompt interactions with the Agency to facilitate expedited development.

▪	The FDA granted our application to have ST-246 designated an “orphan drug” in the areas of “prevention and treatment of smallpox.”
▪
A second round of human clinical studies with ST-246 is underway.  In 2006, a placebo-controlled, double-blind ascending dose study was conducted in healthy, 18-45 year-old volunteers to assess safety, tolerability, and pharmacokinetics of ST-246 when administered as a single dose.  No severe adverse events were observed, and we used the resulting PK data to inform dose selection for the placebo-controlled, double-blind ascending, multiple-dose 21-day study that is currently in progress.  It should be noted here that “21 days” does not mean data will be available in 21 days.  Rather, data is collected on each cohort tested after 21 days of dosing.  After collection, the data is subjected to quality control and quality assurance (QC/QA) analysis, a report is written, and all this information is provided to the Safety Monitoring Committee for its review.  The final results of this trial are not expected until the fall of 2007.  To date we have completed the first dose group and will be initiating the second dose group shortly.  The results of the first dose group indicate that no severe adverse events were observed and that the drug is exhibiting good bioavailability. Our experimental design calls for a total of 3 individual dose groups.

▪
Finally, but very importantly, all the other activities necessary to support a New Drug Application (NDA) are in progress.  These include additional safety and toxicology work, as well as work relating to assuring the quality of the manufacturing process on a commercial scale, and final animal efficacy studies.  SIGA obviously cannot guarantee the outcome or the precise timing of any of these further studies.

To summarize: our smallpox antiviral lead product, ST-246, is steadily progressing on-track through studies to support an NDA for regulatory approval.  Our hemorrhagic fever programs are entering proof-of-concept animal studies, which, if successful, will support initiation of IND-enabling activities to begin in the near future.  Our early-stage programs to identify inhibitors of other important viral biothreat agents are progressing and promise to expand our portfolio of products.  We have in place $29.6 million in grants and contracts to support our activities, and we will continue to seek and compete for additional federal funds where and when appropriate.

With that said, I’m going to turn the call back to Eric now for some additional information on the market forces affecting SIGA.

Eric Rose:

Thank you Dennis.

Before we open up the call for questions, I’d like to give you a brief description of our markets and the environment in which we operate.

Due to the unique nature of our products, among our most important markets are the federal, state, local and international governmental bodies charged with protecting civilian and military populations from biowarfare threats.  We believe that SIGA will also be able to assist corporations and other organizations because our anti-viral agents could ameliorate a potentially devastating disruption of their workforces and businesses resulting from a bioterrorist attack.  We note that more than 300 American corporations have stockpiled Tamiflu to protect an estimated 5 million employees in the event of a bird flu outbreak.

Our lead drug, ST-246, has demonstrated both in the laboratory and in various animal models potent preventive and therapeutic action against smallpox and all other orthopox viruses we’ve tested. We believe its effectiveness for these viruses could be  analogous to that of penicillin in preventing and treating streptococcal infection  We believe it meets the critical criteria for biodefense counter-measures enumerated in the recently released HHS Implementation Plan in that it is particularly suitable for post-exposure prevention and treatment of smallpox.  Unlike all available smallpox vaccines, which require skin scratch administration or injection by medical professionals, our drug can be self-administered by mouth. Our animal models lead us to believe that the preventive and therapeutic action of  ST-246 would begin soon after first administration compared to the known delay of up to 14 days between vaccination and the development of  protective immunity in vaccinated individuals.  ST-246 is not, however, a substitute for vaccination.

In contrast to the use of vaccination alone, ST-246 administration may provide smallpox protection during the critical interval of vulnerability between the first identification of an outbreak and the time when widespread vaccination should generate protective immunity across the population.  We believe that using our drug in combination with either synchronous or delayed vaccination with live viral vaccines, will allow most people to develop durable protective immunity from smallpox approximately 10 to 14 days after administration of the vaccine by medical professionals. Under this scenario, the drug can be stopped safely after immunity develops without risk of subsequent smallpox infection.  Widespread availability of the drug could provide immediate protection to first responders, including health care workers, police, firefighters and military personnel, as well as for patients already hospitalized in healthcare institutions receiving outbreak victims.  We believe widespread access to ST-246 could also reduce or even eliminate the need for broad quarantine programs for suspected exposed individuals.  We agree with the opinion of the segment of public health experts that quarantine programs are highly impractical in most urban and suburban environments in the developed world, while the restrictions on mobility would have devastating economic and emotional effects.

Based on these considerations, we believe that nations would be prudent to stockpile for rapid deployment enough ST-246 to treat all first responders in the event of a smallpox attack.  We also believe it advisable to stockpile enough drug to protect those for whom standard smallpox vaccination should not be administered due to potentially serious complications, and those who might refuse vaccination. We estimate domestically that this would require acquisition of approximately 30 million courses of drug, while the international market is probably larger.  We believe that even broader availability of ST-246 could provide greater protection.

We were pleased to see that the recently published HHS BioShield Implementation Plan included the stated intent to purchase smallpox anti-viral drugs in the federal fiscal year beginning October 2008.  We note that HHS’s estimate that less than $100 million would be spent on such drugs over a four-year period is preliminary and subject to review.  We believe this estimate was determined without full knowledge of the wide-scale deployability, potency, and safety of ST-246.  We have enjoyed ongoing dialogue with HHS, DOD, and other governmental personnel here and abroad to educate them regarding our capabilities and to understand their specific concerns.  ST-246 was the focus of a recent World Health Organization conference on smallpox anti-virals. We have received widespread print and television media coverage recently, and ST-246 was discussed in a recent Nature Medicine article on the Chicago-area vaccinia case.  As we continue our educational activities, we believe that governments and other purchasers will come to appreciate the value of robust purchasing of ST-246.

Regarding competition, various preparations of cidofovir until recently had been viewed as the leading potential smallpox anti-viral drugs for potential stockpiling. Compared to cidofovir, ST-246 has 8000-fold greater potency in vitro. Cidofovir has provided only partial efficacy against smallpox and monkeypox clinical manifestations in the primate trials in which ST-246 eliminated all manifestations of disease. Our drug can be self-administered as a once-a-day drug by mouth compared to cidofovir’s intravenous administration by medical professionals.  In addition, ST-246 has no major identified toxicity, compared to cidofovir’s recognized severe kidney toxicity potential. Cidofovir’s requirement for intravenous administration and its known toxicities preclude its preventive use.  SIGA owns all rights to ST-246 and owes no royalty to anyone else for the product.  ST-246 is subject to U.S. and international patent applications that, when granted, should confer intellectual property protection through 2025.

In summary, we like where we are today.  We have a meaningful business that we will continue to build.

Our business model is a good one, we have the resources to execute our plan, and we enjoy a team of talented employees who have made it happen and are making it happen.  SIGA will continue to work to discover and develop effective, selective, and safe oral anti-viral drugs directed at treating, preventing and complementing vaccines for high-threat biowarfare agents.  Our goal is to lead the development and provision of these drugs domestically and throughout the world to assure leading-edge biodefense capability and to prevent and treat naturally occurring illness caused by the agents we target.

That’s the end of our prepared statements.   We appreciate you taking the time to hear our update.  With that said, I would like to now open up the call for questions.  Operator, may we have your assistance please?